April 16, 2018

The Penn Mutual Life Insurance Company

Penn Mutual Variable Life Account I

600 Dresher Road

Horsham, Pennsylvania 19044

Re:	Registration File Nos. 033-54662; 811-05006

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectuses contained in Post-Effective Amendment No. 37 to the Registration Statement on Form N-6 (File Nos. 033-54662; 811-05006) for Penn Mutual Variable Life Account I, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”). In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW Washington, DC 20004 United States	+1.202.739.3000 +1.202.739.3001